UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

March 3, 2023

Portillo’s Inc.

(Exact name of registrant as specified in its charter)

Commission file number 1-40951

Delaware	87-1104304
(State of incorporation)	(I.R.S. Employer Identification No.)

2001 Spring Road, Suite 400

Oak Brook, IL 60523

(Address of principal executive offices)

(630) 954-3773

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value per share	PTLO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Stock Unit and Purchase Agreement

On March 3, 2023, Portillo’s Inc. (the “Company”) entered into a stock unit and purchase agreement (the “Stock Unit and Purchase Agreement”) with certain funds affiliated with Berkshire Partners LLC and other selling stockholders named therein (collectively, the “Selling Stockholders”), pursuant to which the Company agreed to (i) purchase limited liability company units of its subsidiary, PHD Group Holdings, LLC, from certain of the Selling Stockholders and (ii) purchase shares of Class A common stock of the Company from certain Selling Stockholders, in each case, in a private, non-underwritten transaction made in connection with an underwritten “synthetic secondary” public offering by the Company of 8,000,000 shares of its Class A common stock on March 7, 2023 (the “Offering”). The price per share of Class A common stock or limited liability company units, as the case may be, paid by the Company was $20.80, which is the price at which the underwriter purchased shares from the Company in the Offering for an aggregate purchase price of approximately $166.4 million.

The description of the Stock Unit Purchase Agreement in this report is qualified in its entirety by reference to the full text of the Stock Unit Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Stock Unit and Purchase Agreement, dated March 3, 2023, by and among Portillo’s Inc. and the parties named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTILLO’S INC.

By:	/s/ Michelle Hook
Name:	Michelle Hook
Title:	Chief Financial Officer

Date: March 9, 2023